Exhibit 99.1

CVRx Reports Second Quarter 2022 Financial and Operating Results

Second quarter 2022 revenue of $5.0 million, a 61% increase over prior year

MINNEAPOLIS, July 28, 2022 (GLOBE NEWSWIRE) -- CVRx, Inc. (“CVRx”), a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases, today announced its financial and operating results for the second quarter of 2022.

Recent Highlights

•	Total revenue for the second quarter 2022 was $5.0 million, an increase of 61% over prior year quarter

•	U.S. Heart Failure (HF) revenue for the second quarter of 2022 was $3.8 million, an increase of 90% over prior year quarter

•	Active implanting centers in the U.S. grew to 71, an increase of 27% over the first quarter of 2022

“I am very pleased with what we were able to accomplish in the second quarter. The adoption of Barostim continues to accelerate as we execute on our strategy to expand our sales force and leverage marketing initiatives to increase awareness while at the same time working with existing customers to help more patients,” said Nadim Yared, President and Chief Executive Officer of CVRx. “We anticipate a strong second half of the year as we continue to generate momentum across the organization. We remain focused on prudently expanding our commercial organization and promoting awareness of Barostim among physicians, hospitals and patients as a novel treatment for individuals suffering from cardiovascular disease.”

Second Quarter 2022 Financial and Operating Results

Revenue was $5.0 million for the three months ended June 30, 2022, an increase of $1.9 million, or 61%, over the three months ended June 30, 2021.

Revenue generated in the U.S. was $3.9 million for the three months ended June 30, 2022, an increase of $1.8 million, or 87%, over the three months ended June 30, 2021. Total HF revenue units in the U.S. totaled 128 and 67 for the three months ended June 30, 2022 and 2021, respectively.

HF revenue in the U.S. totaled $3.8 million for the three months ended June 30, 2022, an increase of $1.8 million, or 90%, over the three months ended June 30, 2021. The increase was primarily driven by continued growth as a result of the expansion into new sales territories, new accounts and increased physician and patient awareness of Barostim.

As of June 30, 2022, we had a total of 71 active implanting centers as compared to 31 as of June 30, 2021. Active implanting centers are customers that have completed at least one commercial HF implant in the last 12 months. As of June 30, 2022, the Company had a total of 20 sales territories as compared to eight as of June 30, 2021.

Revenue generated in Europe was $1.1 million for the three months ended June 30, 2022, an increase of $0.1 million, or 7%, over the three months ended June 30, 2021. Total revenue units in Europe were 52 for the three months ended June 30, 2022 as compared to 47 in the prior year period. The slight revenue increase was primarily due to the lessening impact of the COVID-19 pandemic in Germany, partially offset by an unfavorable currency impact on net sales. As of June 30, 2022, the Company had a total of six sales territories in Europe.

Gross profit was $3.8 million for the three months ended June 30, 2022, an increase of $1.6 million, or 73%, over the three months ended June 30, 2021. Gross margin increased to 76% for the three months ended June 30, 2022, compared to 71% for the three months ended June 30, 2021. Gross margin for the three months ended June 30, 2022 was higher due to a decrease in the cost per unit and an increase in the average selling price. This was partially offset by a larger percentage of our revenue units coming from full systems versus battery replacements. New patients receive a full system that includes an IPG and a stimulation lead, which has a lower gross margin than a stand-alone IPG used for a battery replacement.

R&D expenses increased $0.1 million, or 4%, to $2.4 million for the three months ended June 30, 2022, compared to the three months ended June 30, 2021. This change was primarily driven by an increase in compensation expenses, mainly as a result of increased headcount, partially offset by a decrease in consulting expenses and non-cash stock-based compensation expenses.

SG&A expenses increased $6.9 million, or 122%, to $12.5 million for the three months ended June 30, 2022, compared to the three months ended June 30, 2021. This was primarily driven by an increase in compensation expenses, mainly as a result of increased headcount, as well as increases in travel expenses, public company costs, marketing and advertising expenses associated with the commercialization of Barostim in the U.S., and non-cash stock-based compensation expenses.

Other expense, net was nominal for the three months ended June 30, 2022, compared to $11.4 million for the three months ended June 30, 2021. The expense in the second quarter of 2021 was primarily driven by the increase in fair value of the convertible preferred stock warrant liability from March 31, 2021 to June 30, 2021. As these preferred stock warrants converted to common stock warrants upon the IPO, there is no longer a change in fair value recorded in other expense, net.

Net loss was $11.1 million, or $0.54 per share, for the three months ended June 30, 2022, compared to a net loss of $17.7 million, or $48.48 per share, for the three months ended June 30, 2021. Net loss per share was based on 20,505,228 and 366,066 weighted average shares outstanding for the second quarter of 2022 and 2021, respectively.

At the end of the current quarter, cash and cash equivalents were $121.3 million. Net cash used in operating and investing activities was $10.1 million for the current quarter, compared to $6.8 million for the same period last year. We continue to prudently monitor our cash usage in support of our growth initiatives as we progress towards profitability.

Business Outlook

For the full year of 2022, the Company now expects:

•	Total revenue between $20.5 million and $23.0 million as compared to prior guidance of $20.0 million and $23.0 million;

•	Gross margin between 75% and 76% as compared to prior guidance of 74% and 76%;

•	Operating expenses between $58 million and $61 million as compared to prior guidance of $55 million and $61 million;

For the third quarter of 2022, the Company expects to report total revenue between $5.5 million and $6.0 million.

Regulatory Update

During the second quarter, the Company received FDA approval for a new programmer, which provides even simpler programming software in a tablet form factor, and magnetic resonance (MR) conditional labeling, which allows MRI scanning with specific instructions for patients implanted with Barostim.

Webcast and Conference Call Information

The Company will host a conference call at 5:30 pm Eastern Time on July 28, 2022 to discuss results of the quarter as well as a question and answer session. The conference call will be broadcast live in listen-only mode via webcast at https://edge.media-server.com/mmc/p/8r349o6o. To listen to the conference call on your telephone, participants may register for the call here. While it is not required, it is recommended you join 10 minutes prior to the event start.

About CVRx, Inc.

CVRx is focused on the development and commercialization of Barostim™, the first medical technology approved by FDA that uses neuromodulation to improve the symptoms of patients with heart failure. Barostim is an implantable device that delivers electrical pulses to baroreceptors located in the wall of the carotid artery. Baroreceptors activate the body’s baroreflex, which in turn triggers an autonomic response to the heart. The therapy is designed to restore balance to the autonomic nervous system and thereby reduce the symptoms of heart failure. Barostim received the FDA Breakthrough Device designation and is FDA-approved for use in heart failure patients in the U.S. It has also received the CE Mark for heart failure and resistant hypertension in the European Economic Area. To learn more about Barostim, visit www.cvrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including statements regarding our financial guidance regarding full year and third quarter 2022 results and expectations about regulatory approvals, liquidity and cash resources and adoption of our Barostim therapy. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “outlook,” “guidance,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

The forward-looking statements in this press release are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including, but not limited to, our history of significant losses, which we expect to continue; our limited history operating as a commercial company and our dependence on a single product, Barostim; our ability to establish and maintain sales and marketing capabilities; our ability to demonstrate to physicians and patients the merits of our Barostim; any failure by third-party payors to provide adequate coverage and reimbursement for the use of Barostim; our competitors’ success in developing and marketing products that are safer, more effective, less costly, easier to use or otherwise more attractive than Barostim; any failure to receive access to hospitals; our dependence upon third-party manufacturers and suppliers, and in some cases a limited number of suppliers; a pandemic, epidemic or outbreak of an infectious disease in the U.S. or worldwide, including the outbreak of the novel strain of coronavirus, COVID-19; any failure of clinical studies for future indications to produce results necessary to support regulatory clearance or approval in the U.S. or elsewhere; product liability claims; future lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and ultimately unsuccessful; any failure to retain our key executives or recruit and hire new employees; and other important factors that could cause actual results, performance or achievements to differ materially from those that are found in “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investor Contact:

Mark Klausner or Mike Vallie

ICR Westwicke

443-213-0501

ir@cvrx.com

Media Contact:

Erich Sandoval

Finn Partners

212-867-1762

erich.sandoval@finnpartners.com

CVRx, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$121,346	$142,072
Accounts receivable, net	3,601	2,560
Inventory	5,834	3,880
Prepaid expenses and other current assets	1,155	2,585
Total current assets	131,936	151,097
Property and equipment, net	1,610	1,425
Operating lease right-of-use asset	465	—
Other non-current assets	26	26
Total assets	$134,037	$152,548
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$608	$510
Accrued expenses	5,301	5,398
Total current liabilities	5,909	5,908
Operating lease liability, non-current portion	250	—
Other long-term liabilities	732	681
Total liabilities	6,891	6,589
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 authorized as of June 30, 2022 and December 31, 2021; 20,576,149 and 20,399,337 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	206	204
Additional paid-in capital	542,967	540,707
Accumulated deficit	(415,816)	(394,754)
Accumulated other comprehensive loss	(211)	(198)
Total stockholders’ equity	127,146	145,959
Total liabilities and stockholders’ equity	$134,037	$152,548

CVRx, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue	$5,031	$3,123	$9,107	$5,983
Cost of goods sold	1,201	913	2,150	1,780
Gross profit	3,830	2,210	6,957	4,203
Operating expenses:
Research and development	2,355	2,255	4,613	4,005
Selling, general and administrative	12,489	5,627	23,266	10,087
Total operating expenses	14,844	7,882	27,879	14,092
Loss from operations	(11,014)	(5,672)	(20,922)	(9,889)
Interest expense	—	(608)	—	(1,209)
Other expense, net	(34)	(11,442)	(91)	(15,234)
Loss before income taxes	(11,048)	(17,722)	(21,013)	(26,332)
Provision for income taxes	(23)	(26)	(49)	(43)
Net loss	(11,071)	(17,748)	(21,062)	(26,375)
Cumulative translation adjustment	(7)	(1)	(13)	(5)
Comprehensive loss	$(11,078)	$(17,749)	$(21,075)	$(26,380)
Net loss per share, basic and diluted	$(0.54)	$(48.48)	$(1.03)	$(72.58)
Weighted-average common shares used to compute net loss per share, basic and diluted	20,505,228	366,066	20,479,427	363,397